UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Electro Scientific Industries, Inc.

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:
The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 8, 2013 at 2:30 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect the three directors named in the proxy statement for a term of three years. Frederick A. Ball, Nicholas Konidaris and Robert R. Walker are nominees for election for three year terms.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending March 29, 2014.

3.	To approve, on an advisory basis, the compensation of our named executive officers.

4.	To transact any other business that properly comes before the meeting.
Only shareholders of record at the close of business on June 5, 2013 will be entitled to vote at the annual meeting.
Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 8, 2013: This proxy statement and the Company’s 2013 Annual Report to Shareholders are also available at http://investors.esi.com/proxy.cfm.
By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary
Portland, Oregon
July 3, 2013

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT
The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 3, 2013.
SOLICITATION AND REVOCABILITY OF PROXY
The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 8, 2013. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.
Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.
Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is June 5, 2013. On that date there were 29,732,681 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive a single copy in the future.

PROPOSAL 1: ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, with the term of office of one class expiring each year. The terms of Frederick A. Ball, Nicholas Konidaris and Robert R. Walker expire in 2013. Messrs. Ball, Konidaris and Walker are nominees for re-election. These nominees were recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2013 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2016 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Ball, Konidaris and Walker. If any of the nominees for election as director at the 2013 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.
The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees
Frederick A. Ball, 51, was appointed Senior Vice President and Chief Financial Officer of Marketo, a leading revenue performance management company, in May 2011. Prior to joining Marketo, Mr. Ball had been the Chief Financial Officer for a number of private and public technology companies including Webroot Software, Inc., BigBand Networks, Inc., and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc., a provider of power and control technologies, and is chair of its audit committee.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of another public company.
	2003	2013
Nicholas Konidaris, 68, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corporation, a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corporation. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is currently a member of the board of directors at Ultratech, Inc., a provider of lithography and laser processing systems.

As our President and Chief Executive Officer, Mr. Konidaris brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry, a deep understanding of our overseas markets, and broad executive management experience in sales, marketing, research and development and supply chain management. His presence on the Board facilitates proper communication between the Board and management and ensures that the Board is informed of important company matters.
	2004	2013
Robert R. Walker, 62, is retired from Agilent Technologies, Inc., an electronic instrument company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard Company’s Professional Services Business Unit, a provider of computer and printer products and services. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker formerly served as a member of the board of directors for Brocade Communications Systems, Inc., a networking solutions provider, from 2005 until 2008, Liberate Technologies, a supplier of TV set-top box software, from 2003 until 2005, when it became a private company, and InterTrust, a digital rights management company, from 2002 until 2003 when it became a private company.

Mr. Walker brings to the Board important financial management experience, financial expertise and industry and technical expertise, having served in several executive financial and operational positions at Agilent and Hewlett Packard. He also brings experience as a result of serving on the board of directors of other public companies.
	2003	2013

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue
Edward C. Grady, 66, is currently Executive Chairman and Chief Executive Officer of REEL Solar, Inc., a private company developing a unique process for the manufacture of high efficiency low cost CdTe solar panels. Before joining REEL in April 2010, he served as President and Chief Executive Officer of Brooks Automation, Inc., which offers hardware products, services and tightly integrated solutions that optimize manufacturing equipment, factory operations and productivity for the semiconductor and other complex manufacturing industries, including clean tech and data storage. Mr. Grady retired from Brooks Automation in 2007. Prior to joining Brooks in 2003, he ran the wafer inspection group and the metrology groups, each with multiple divisions, at KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, he was Chief Executive Officer of Micromask, a supplier of photo masks and services to the semiconductor industry. He started his career as an engineer for Monsanto Electronic Materials Company, Inc., a manufacturer of silicon wafers to the semiconductor industry, and eventually rose to the position of Vice President of Worldwide Sales. Mr. Grady is also a member of the board of directors at Advanced Energy Industries, Inc., a provider of power and control technologies, and Cimetrix, a supplier of tool control and interconnectivity software.

Mr. Grady brings to the Board extensive technical knowledge and manufacturing, engineering, sales, business and operations experience in a high-technology environment. He also brings important business development and leadership experience as well as experience as a result of serving on the boards of directors of other public companies.
	2008	2014
Barry L. Harmon, 59, is currently the Chief Financial Officer of glassybaby, LLC, a privately held business in Seattle, Washington, which he joined in February 2012. He served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex to form Avocent in 2000. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

As a previous executive at ESI, Mr. Harmon brings to the Board significant senior leadership, business knowledge in the semiconductor industry as well as an important understanding of ESI’s global markets, customers and operations.

	2002	2014
Richard J. Faubert, 65, retired as President, Chief Executive Officer and Chairman of AmberWave Systems Corporation, a semiconductor technology company, in December 2010, where he had served from September 2003. He served as President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company.

Mr. Faubert brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry. He also brings significant manufacturing, engineering, research and development, business and operations experience in a high-technology environment. He also has experience as a result of having served on the board of directors of other public companies.

	2003	2015
David Nierenberg, 60, is the Founder and President of Nierenberg Investment Management Company, Inc. in Camas, Washington, which manages The D3 Family Funds. Prior to founding Nierenberg Investment Management Company in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund, where he invested in financial services, healthcare and turnarounds. Prior to 1985, he was a Partner with Bain & Company, a business strategy consulting firm. Mr. Nierenberg is the Chairman of the Advisory Board of the Millstein Center for Corporate Governance and Performance at Columbia University Law School. He is a director emeritus of Peace Health Southwest Washington Medical Center and Chairman of PSA Healthcare. He is also a member of the board of directors at RadiSys Corporation, a provider of wireless communications software and components, Kuni Automotive Group, Whitman College, and MBAC Fertilizer Corp., a phosphate mining and production company. He also serves on the Washington State Investment Board.

Mr. Nierenberg brings significant expertise in strategic planning and corporate governance. He also brings broad-based business knowledge to the board.
	2010	2015

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue
Jon D. Tompkins, 73, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 where he had served as Chief Executive Officer since April 1997. He retired as Chairman of the Board of Directors of KLA-Tencor in 1999. From April 1991 until April 1997, he served as President, Chief Executive Officer and director of Tencor Instruments, a manufacturer of wafer inspection, film measurement and metrology systems for the semiconductor industry. He was appointed Chairman of the Board of Tencor in 1993, a position he held until the merger with KLA in 1997. Prior to that, Mr. Tompkins held various management positions over eighteen years with Spectra-Physics, a leading supplier of commercial lasers, and eventually rose to the position of President and Chief Executive Officer. Mr. Tompkins was a member of the board of directors at Cymer, Inc., a provider of lithography light sources for the semiconductor industry, until its acquisition in May 2013. He has been a member of the board of directors at ESI since 1998 and Chairman of the Board since 2003.

Mr. Tompkins brings to the Board significant executive management experience and financial management, industry and technical knowledge related to the semiconductor and laser industries. He also has experience as a result of serving on the board of directors of other public companies.

	1998	2015

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE
The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Edward C. Grady	Independent
Barry L. Harmon	Independent
Nicholas Konidaris	Not Independent (2)
David Nierenberg	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.

(2)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.
The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at http://investors.esi.com/governance.cfm.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Board Leadership
In accordance with our Corporate Governance Guidelines, it is the practice of the Board of Directors to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board of Directors will designate an independent director to serve as Lead Director. The Company believes that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance.
Risk Oversight
The Board as a whole is responsible for overseeing our risk management function and certain members of the Company’s senior management team are expressly authorized by the Board to be responsible for implementation of the Company’s day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues.
Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as described in the charters of each of the committees. The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. The Audit Committee oversees management of financial, financial reporting, legal and insurance related risks and meets with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, the Company’s outside counsel and the Company’s independent auditors to discuss any hotline complaints, allegations of violations of the Code of Ethics and other ethical, legal or compliance matters. The Nominating and Corporate Governance Committee manages risks associated with the qualifications and independence of the Board of Directors and potential conflicts of interest. The Board satisfies their risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.
FISCAL YEAR
The Company’s fiscal year consists of 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year 2013 in this document are to the 52-week period ended March 30, 2013; references to fiscal year 2012 are to the 52-week period ended March 31, 2012 and references to fiscal year 2011 are to the 52-week period ended April 2, 2011.
BOARD COMPENSATION
During fiscal year 2013, the Board of Directors was compensated for nine meetings, which included telephonic meetings, and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors then in office attended the 2012 annual meeting of shareholders.
Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $60,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $30,000 for (non-Chairman) Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephonic meeting attended; and (c) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.
Non-employee directors also receive equity grants as a component of their total compensation. Stock options were granted prior to fiscal year 2007. Beginning in fiscal year 2007, the Company has granted restricted stock units rather than stock options.
On May 10, 2012, each director who was not a full-time employee of the Company was granted 5,500 restricted stock units under the 2004 Stock Incentive Plan. These units vested one hundred percent on the date of grant.
FISCAL YEAR 2013 DIRECTOR COMPENSATION
The following table shows compensation earned by the Company’s non-employee directors in fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Frederick A. Ball	$48,250		$76,450	(3)	$51,461	$176,161
Richard J. Faubert	$47,500		$76,450	(3)(4)	$61,923	$185,873
Edward C. Grady	$45,250		$76,450	(3)(4)	$76,285	$197,985
Barry L. Harmon	$58,250		$76,450	(3)	$—	$134,700
David Nierenberg	$43,500		$76,450	(3)	$—	$119,950
Jon D. Tompkins	$88,250		$76,450	(3)	$—	$164,700
Robert R. Walker	$58,250	(4)	$76,450	(3)(4)	$76,285	$210,985

(1)
Represents the full grant date fair value of the awards granted to each director in the fiscal year ended March 30, 2013, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(2)	The reported value is the value of dividend equivalent units relating to restricted stock unit awards, which were deferred under the Company’s deferred compensation plan.

(3)	Comprised of a grant of 5,500 restricted stock units on May 10, 2012, which vested immediately.

(4)	Elected to defer entire amount to the Company’s deferred compensation plan.

Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.
BOARD COMMITTEES
The Company maintains an Audit Committee that currently consists of Robert R. Walker (Chairman), Frederick A. Ball and Richard J. Faubert. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Walker, Ball and Faubert has financial reporting oversight experience, including serving as chief financial officer of a public company in the case of Messrs. Walker and Ball. The Board of Directors has determined that each of Messrs. Walker, Ball and Faubert is an audit committee financial expert as defined in SEC rules. The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met nine times in fiscal year 2013.
The Company maintains a Compensation Committee that currently consists of Barry L. Harmon (Chairman), Edward C. Grady and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee has been delegated authority to set officers’ compensation and to grant awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met six times in fiscal year 2013.
The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Barry L. Harmon and David Nierenberg. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal year 2013.
Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2014 will be considered for nomination for election at the 2014 Annual Meeting of Shareholders. Recommendations received after January 31, 2014 will be considered for nomination for election at the 2015 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.
COMMUNICATIONS WITH BOARD
Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.
RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 5, 2013 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 5, 2013 as a group. Applicable percentage of ownership is based on 29,732,681 shares of Common Stock outstanding as of June 5, 2013 together with applicable options (including stock appreciation rights) and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at June 5, 2013 or exercisable within 60 days after June 5, 2013 and shares of Common Stock underlying restricted stock units vested at June 5, 2013 or vesting within 60 days after June 5, 2013, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	107,330	(2)	*
Richard J. Faubert	108,369	(3)	*
Edward C. Grady	56,960	(4)	*
Barry L. Harmon	112,075	(5)	*
Nicholas Konidaris	1,155,880	(6)	3.77%
David Nierenberg	3,185,129	(7)	10.71%
Jon D. Tompkins	93,862	(8)	*
Robert R. Walker	111,835	(9)	*
Robert DeBakker	272,760	(10)	*
Kerry Mustoe	156,741	(11)	*
Paul Oldham	262,517	(12)	*
Bing-Fai Wong	135,819	(13)	*
Nierenberg Investment Management Company, Inc.	3,185,129	(7)	10.71%
19605 NE 8th Street, Camas, WA 98607
Dimensional Fund Advisors LP	2,259,800	(14)	7.60%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
BlackRock, Inc.	2,018,173	(15)	6.79%
40 East 52nd Street, New York, NY 10022
T. Rowe Price Associates, Inc.	2,222,270	(16)	7.47%
100 E. Pratt Street, Baltimore, MD 21202
Third Avenue Management LLC	2,002,663	(17)	6.74%
622 Third Avenue, New York, NY 10017
The Vanguard Group	1,652,856	(18)	5.56%
100 Vanguard Blvd., Malvern, PA 19355
12 directors and executive officers (as of 6/5/13) as a group	5,600,854		17.73%

*	Less than 1 percent.

(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.

(2)
Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 5, 2013. In addition, includes 26,755 shares deferred under the Company’s deferred compensation plan.

(3)
Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 5, 2013. In addition, includes 39,694 shares deferred under the Company’s deferred compensation plan.

(4)	Includes 47,160 shares deferred under the Company’s deferred compensation plan.

(5)	Includes 65,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 5, 2013.

(6)
Includes 940,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 5, 2013. Also includes 16,492 shares held by the Konidaris Family Trust, for which Mr. Konidaris exercises sole voting power and sole investment power. Mr. Konidaris shares voting and investment rights with his spouse on all other beneficially owned shares.

(7)
David Nierenberg is the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), an investment manager of several investment funds. David Nierenberg and NIMCO have joint beneficial ownership and shared voting authority over the shares managed by NIMCO. The 3,185,129 shares reported herein are based on information provided by Mr. Nierenberg’s office as of June 5, 2013.

(8)	Includes 51,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 5, 2013.

(9)
Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 5, 2013. In addition, includes 47,160 shares deferred under the Company’s deferred compensation plan.

(10)	Includes 211,250 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 5, 2013.

(11)	Includes 124,000 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 5, 2013.

(12)	Includes 206,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 5, 2013.

(13)
Includes 102,167 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 5, 2013. In addition, includes 2,346 shares deferred under the Company’s deferred compensation plan.

(14)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, in which the entity reported its beneficial ownership as of December 31, 2012 as 2,259,800 shares. Dimensional Fund Advisors LP, an investment advisor, reported it has sole voting power with respect to 2,231,359 and dispositive power with respect to 2,259,800 shares.

(15)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2013, in which the entity reported its beneficial ownership as of December 31, 2012 as 2,018,173 shares.

(16)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2013, in which the entity reported its beneficial ownership as of December 31, 2012 as 2,222,270 shares. T. Rowe Price Associates, Inc., (Price Associates) an investment advisor, reported it has sole voting power with respect to 699,070 shares and sole dispositive power with respect to 2,222,270 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, in which the entity reported its beneficial ownership as of December 31, 2012 as 2,002,663 shares.

(18)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, in which the entity reported its beneficial ownership as of December 31, 2012 as 1,652,856 shares. The Vanguard Group, an investment management company, reported it has sole voting power with respect to 41,656 shares, sole dispositive power with respect to 1,612,200 shares, and shared dispositive power with respect to 40,656 shares.

EXECUTIVE OFFICERS
As of June 5, 2013, the executive officers of the Company were as follows:

Name	Age	Position
Nicholas Konidaris	68	President and Chief Executive Officer
Paul Oldham	50	Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	55	Vice President of Worldwide Operations
Kerry Mustoe	56	Vice President of Finance, Corporate Controller and Chief Accounting Officer
Bing-Fai Wong	54	Vice President of Customer Operations
See Mr. Konidaris’ biography under “Proposal 1: Election of Directors.”
Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.
Mr. DeBakker was appointed Vice President of Worldwide Operations in September 2004. From 2000 to 2004, he was employed with IBM, a provider of business and information technology services, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.
Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005, she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. She was appointed Interim Chief Financial Officer again from September 28, 2007 until January 7, 2008. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at several technology firms based in Portland, Oregon. Previously, Ms. Mustoe was an auditing manager and certified public accountant with PricewaterhouseCoopers LLC in Portland, Oregon.
Mr. Wong was promoted to Vice President of Customer Operations in May 2009 and joined ESI in May 1998 from Giga-tronics, an electronics manufacturer. During his tenure at ESI, Mr. Wong has held a variety of positions including director of sales and service and senior director of marketing. Mr. Wong previously worked for Hewlett-Packard Company, a provider of computer and printer products and services, and began his career at Philips HK Ltd., an electronics manufacturer.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The Company's named executive officers for fiscal 2013 were as follows:
Nicholas Konidaris, President and Chief Executive Officer
Paul Oldham, Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker, Vice President of Worldwide Operations
Kerry Mustoe, Vice President of Finance, Corporate Controller and Chief Accounting Officer
Bing-Fai Wong, Vice President of Customer Operations
Compensation Philosophy
The Board of Directors and the Committee believe that the Company's executive compensation programs should be related to both short-term and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial and operational results. The overall objectives of the executive compensation program are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company's short-term and long-term goals for delivering shareholder value.
The elements of the Company's compensation program for executives are base salary, annual cash incentives, equity incentives and a deferred compensation plan. Performance-based pay is a major element of executive compensation, which includes annual cash incentives and long-term stock-based equity incentives. Additionally, the Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have change in control severance agreements, under which they are eligible to receive certain payments and benefits in the event of a termination of employment under certain circumstances following a change in control of the Company. Additional perquisites are not provided to executive officers.
Each element of the Company's executive compensation program serves a somewhat different purpose, but in combination, the compensation program enables the Company to support its compensation philosophy and to offer compensation competitive with compensation at companies of similar size and complexity within high-technology electronics and similar industries.
The Committee believes that its total compensation philosophy should result in total compensation between the 50th and 75th percentile of similarly-situated executives in the peer group companies. Generally, the Committee targets the 50th percentile for solid performance, with the opportunity to achieve total compensation at the 75th percentile of similarly-situated executives for superior performance.
The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of independent non-employee directors as defined by the rules of the NASDAQ Stock Market, the Company's Corporate Governance Guidelines and the Committee's charter. The current members of the Committee are Barry L. Harmon (Chairman), Edward C. Grady, and Jon D. Tompkins. The Committee's authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company's Web site at www.esi.com.
The Committee reviews and approves the compensation of all of the Company's executives, including the Chief Executive Officer (CEO). The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees.
Determinations regarding annual cash incentives, long-term incentives and other elements of compensation were made consistent with the Committee's compensation philosophy and in a manner that the Committee believed to be appropriate and reasonable based on individual and corporate performance.
Base salary and incentive compensation award decisions for all executive officers are made at the first quarterly meeting of the Committee in each fiscal year in conjunction with the annual performance reviews for the prior fiscal year. In fiscal 2013 performance-based restricted stock unit awards reflect a grant date for accounting purposes in August 2012, the date when the performance measures were finalized. The Committee reviews a tally sheet, which sets forth historic and current information regarding each element of compensation for each executive. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.
The Committee has engaged Compensia Inc., a national compensation consulting firm, as an independent outside compensation consultant with respect to executive and director compensation. The Committee has sole authority to retain and terminate Compensia. Compensia reports solely to the Committee for all services related to executive compensation, and did not provide any other services to the Company for fiscal year 2013, except for those related to executive and director compensation. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the rules of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Committee.
Compensation-Related Risks
The Committee believes that the Company's executive incentive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of the executives' performance-based compensation is in the form of long-term equity incentives which generally vest over a three to four year period of time, thereby focusing the executives on the Company's long-term interests. As a matter of best practice, the Company will continue to monitor its executive compensation program to ensure that it continues to align the interest of executives with those of its long-term shareholders while avoiding unnecessary or excessive risk.
Competitive Positioning
The Committee uses comparative information from a group of similarly-situated business and labor market competitors as well as similarly-sized broad technology industry companies in reviewing the compensation of our executives. The compensation peer group for fiscal 2013 consisted of the following companies:

Advanced Energy Industries, Inc            Nanometrics
Affymetrix                        Newport Corporation
Coherent, Inc.                    Rofin-Sinar Technologies
Cohu, Inc.                        Rudolf Technologies
Cymer, Inc.                        Ultratech, Inc
FEI Company                    Veeco Instruments, Inc
IPG Photonix                    II-VI
Intevac, Inc.

Compensia completed the market analysis for fiscal 2013 executive compensation using publicly available peer group proxy filings, supplemented by the Radford January 2013 Hi-Tech Industry Survey peer company data and the Radford January 2013 High-Tech Industry Survey, broad high-tech industry data for companies with revenue of $200 million to $500 million (median of $329 million). Data points were blended together to create a “market average”.
All Committee decisions with regard to executive compensation are made on an annual basis.
Consideration of Say-on-Pay Vote Results
The advisory (non-binding) proposal regarding compensation of the named executive officers submitted to shareholders at the 2012 Annual Meeting of Shareholders was approved by over 97% of the votes cast. The Committee considered this favorable vote of the shareholders as a strong endorsement of the Company's executive compensation program, and therefore did not make any changes to the program in response to that vote. The Company will conduct a say-on-pay vote annually through 2017, when the next shareholder advisory vote on the frequency of say-on-pay votes is required.

Fiscal Year 2013 Compensation - The Year in Review
In setting executive compensation for fiscal 2013, the Committee reviewed the Company's existing compensation programs and philosophy in light of current industry compensation practices and trends. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these components to comparable elements of compensation at the peer group companies.
Base Salaries
Base salary levels are reviewed annually at the first quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the compensation peer group as provided by Compensia. The Committee establishes base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of the compensation peer group. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile of the compensation peer group. The Committee believes targeting these salary levels is necessary to attract and retain talented executives.
During fiscal 2013, Mr. Konidaris' annual base salary was maintained at $570,000, with no increase to his base salary from the prior fiscal year. Mr. Konidaris' base salary places him at approximately the 50th percentile for chief executive officers relative to the market cash compensation data and peer company proxy data and reflects the Committee's assessment of his solid performance and the performance of the Company under his leadership. Other named executive officers' received base salary increases ranging from 1.5% to 4.3%, which resulted in base salaries, in general, paid at the 50th percentile.
Annual Cash Incentive Compensation
The Company's executives are eligible to participate in an annual cash incentive plan. The performance objectives are established at the beginning of each fiscal year and are comprised of specific financial objectives based on the Company's annual operating plan (as approved by the Board of Directors) as well as individual and shared management objectives. The Company's financial performance objectives for fiscal 2013 were specified levels of revenues, earnings before interest, taxes, depreciation, and amortization (EBITDA) and gross margin. The EBITDA and gross margin objectives are measured on a non-GAAP basis, consistent with the Company's reporting of these measures. The Committee selected these performance objectives because they believe maximizing revenue, positive cash flows and gross margin is critical to the Company's success.
Annual Cash Incentive Plan Design. The Company's Variable Pay Plans are split between a Management Incentive Plan (MIP) for the executives and most senior management levels and a Profit Sharing Plan (PSP). Participants for each plan were established at approximately 8% of the Company's employees in the Management Incentive Plan and approximately 92% in the Profit Sharing Plan.
Of the total awards available to each executive under the Management Incentive Plan for fiscal 2013, 33% of the award was based on a revenue objective, 33% was based on an EBITDA objective, 29% was based on a shared executive objective based on gross margin and 5% was based on the executive's individual objectives (MBOs).
The 33% portion of the plan based on revenue and the 33% portion based on EBITDA were designed to motivate and reward sales growth and positive cash flow, which the Committee believes are important Company objectives. These objectives were based on achieving specific goals reviewed and approved by the Committee at the beginning of fiscal 2013.
The 29% portion of the plan based on the shared objective of gross margin improvement was designed to motivate executive teamwork and reward performance relative to one of the most critical Company-level objectives. The gross margin improvement objective was based on achieving specific gross margin levels and was reviewed and approved by the Committee at the beginning of fiscal 2013. All executives, including the CEO, shared the common gross margin objective.
The 5% portion of the plan related to MBOs was specific to each executive's key business initiatives and categorized by customer targeting, innovation and operational efficiency, as appropriate for the executive's position.
The Committee assigned each executive officer a percentage of base salary (the “targeted amount”) which was used to calculate benefits under the MIP. The targeted amount for the CEO was reduced for fiscal 2013 from 110% of base salary to 60% of base salary and the targeted amount for the other named executive officers ranged from 60%-70% of base salary. The reduction of the CEO's target was agreed to by Mr. Konidaris and the Committee in July 2012 at Mr. Konidaris' suggestion. It was intended to serve as a mechanism for maintaining compensation levels for other members of the executive team during a period of expense reduction in response to business conditions at that time.

The Committee set a baseline plan, a minimum threshold amount and a maximum amount for revenue, EBITDA and gross margin objectives for payouts under the MIP. In fiscal 2013, the revenue, EBITDA, and gross margin objectives were calculated and earned quarterly but paid out at the end of the fiscal year. The Committee believes this method was appropriate given the uncertain business environment and significant fluctuation in results within the fiscal year. Attainment of the minimum threshold under the plan for revenue or EBITDA results in a performance payout beginning at 0% of the target payment associated with that component of the plan. When the EBITDA attainment exceeds the threshold of 100%, that attainment percentage is used as a multiplier towards the annual payout based on the non-gross margin related MBO attainment percentage. This multiplier is used to recognize and reward the difficult group and individual stretch goals contained in the MBO portion and to create an upside to the MBO measure when the Company has exceeded the EBITDA target. In addition, the Committee set a limit for total payments of cash incentive compensation for fiscal 2013 of 25% of non-GAAP operating income before tax and annual cash incentive compensation. The total amount paid to executives under the MIP with respect to fiscal 2013 was reduced due to the application of this limitation.
For fiscal 2013, the quarterly baseline revenue target was $57.5 million, with the minimum revenue threshold of $40.0 million per quarter. The quarterly baseline EBITDA was $9.1 million with the minimum threshold of $560,000. The quarterly baseline gross margin target was $26.1 million with the minimum threshold of $16.0 million. The percentage of target for the individual MBOs is determined for each executive separately based upon his or her performance and a review of the objectives as of the end of the fiscal year.
The overall annualized revenue attainment for fiscal 2013 was 80.4%. The overall annualized EBITDA attainment for fiscal year 2013 was 62.5%. The overall annual gross margin attainment MBO for fiscal year 2013 was 70.9%. Executive MBOs were scored individually as a percentage of their target. Mr. Konidaris' MBOs for fiscal year 2013 related to executive team development and refinement of the product evaluation process for new products. Based on revenue, EBITDA, gross margin and the above personal objectives, Mr. Konidaris was awarded 70.18% of his overall target, which resulted in a cash incentive of $240,000 for fiscal year 2013.
Other named executive officers' personal objectives for fiscal 2013 related to growth, innovation, gross margin, market share improvement, globalization, and operational efficiency, as appropriate for the executive's position. These named executive officers were awarded bonus payments ranging from 67% -70.5% of target.
Long-Term Incentive Compensation
To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term incentive compensation component of the Company's fiscal 2013 executive compensation program consisted of a mix of 50% time-based restricted stock unit (“RSU”) awards and 50% performance-based RSU awards. The program has two primary objectives: (1) to create incremental shareholder value, and (2) to reward and retain high-impact employees.
Equity award amounts are generally established by the Committee at levels approximating the 50th percentile of the compensation peer group. The Committee believes this level of equity is appropriate for attracting and retaining talented executives. The Company determines grant sizes based on assessment of individual performance, current equity holdings and expected future contributions on the grant dates as compared to those of the companies in the compensation peer group.
Time-based Restricted Stock Unit Awards. Time-based RSU awards are intended to serve as a retention incentive for all executives. The time-based RSUs awarded during fiscal 2013 cliff vest on the third anniversary of the grant date, have a “double trigger” in the event of a change in control and are not to be otherwise prorated in the event of termination of employment prior to vesting (except for retirement in accordance with the Company's retirement policy and for the special provision in the event of Mr. Konidaris' earlier retirement described below).
Performance-based Restricted Stock Unit Awards. Performance-based RSU awards entitle recipients to receive shares of the Company's common stock after a three year performance period, with one third to vest based on attainment of revenues set forth in the fiscal year 2013 strategic plan for fiscal 2014 and two-thirds to vest based on attainment of revenues set forth in the fiscal year 2013 strategic plan for fiscal 2015. With respect to fiscal 2014, vesting starts at 90% at the 90% achievement level of fiscal 2014 plan revenues, and with respect to fiscal 2015, vesting starts at 85% at the 85% achievement level of fiscal 2015 revenues. Vesting for both years is 100% at the 100% achievement level of plan revenues and is capped at 200% vesting at the 150% achievement level of plan revenues. The awards have a “double trigger” in the event of a change in control and are not to be otherwise prorated in the event of termination of employment prior to vesting (except for retirement in accordance with the Company's retirement policy and for the special provision in the event of Mr. Konidaris' earlier retirement described below)
Dividend Equivalents on Restricted Stock Unit Awards. Pursuant to the terms of the Company's RSU awards, upon the Company's payment of a dividend on its common stock, the number of units with respect to each award is increased by a number equal to the value of the dividends that would have been paid on the common stock deliverable pursuant to the award, divided by the closing market price of the Company's common stock on the dividend payment date. In fiscal 2013, the Company paid four quarterly dividends of $0.08 each and a special dividend of $2.00 with respect to which adjustments were made. The shares represented by the dividend are forfeitable if the associated awards do not vest.
During fiscal year 2013, each of the named executive officers was granted time-based RSU (“TRSUs”) and performance-based RSU awards (“PRSUs”), as follows:

Name	TRSUs (#)	PRSUs (#)
Nicholas Konidaris	58,000	58,000
Paul Oldham	15,000	15,000
Robert DeBakker	8,000	8,000
Kerry Mustoe	5,000	5,000
Bing-Fai Wong	9,000	9,000

The number of awards for each executive was intended to provide compensation between the 50th and 75th percentile of similarly situated executives in the peer group.
In the case of Mr. Konidaris, upon retirement, PRSUs will continue to vest for up to three years following his retirement and, with respect to his TRSUs, he will receive upon retirement a number of shares equal to the amount he would have received if he had three years' post-retirement vesting.
Adjustment to Exercise Prices of Options and Stock Appreciation Rights in connection with the Special Dividend. As noted above, the Company declared a special dividend of $2.00 per share in December 2012. In order to preserve the value of existing awards, the Committee approved an adjustment to the exercise prices of certain outstanding options and stock appreciation rights in accordance with applicable tax rules. The exercise prices of awards with an exercise price of $11.70 (the closing market price on December 10, 2012, the day immediately prior to the ex-dividend date) or less were reduced by multiplying the exercise price by .8786, the ratio of the official closing price on the NASDAQ stock market on the ex-dividend date to the official closing price on the NASDAQ stock market on the day immediately prior to the ex-dividend date. Awards with an exercise price greater than $11.70 were adjusted to reduce the exercise price by $0.80, the Compensation Committee's determination of the impact of the dividend on the value of the awards.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for its executive officers and directors.
The stock ownership guidelines for the executive officers are intended to further motivate executives to focus on company performance, drive high performance among individuals within the organization overall, and support the Company's compensation philosophy. The stock ownership guidelines require the executive officers to own and hold a specific number of shares of the Company's common stock with a value determined as follows:

•	3x base salary for CEO

•	1x base salary for Vice Presidents
The stock ownership guidelines for directors require them to own and hold an amount of common stock determined as a multiple of each director's annual retainer, which is then converted to specific number of shares of the Company's common stock. The guideline for directors is 3x the annual retainer. The Committee intends to recalculate the guidelines if there is a substantial change in the Company's stock price.
The Committee intends to review the guidelines only upon a substantial change in the Company's stock price. Executives will have five years (or more, as may be necessary on a case by case basis) to achieve ownership levels. Shares owned outright, employee stock purchase plan shares, and unvested restricted stock units will be included. Vested or unvested stock options and stock appreciation rights are not included. Each of the Company's named executive officers has satisfied the applicable stock ownership guidelines.
Compensation Recovery
Under the Company's 2004 Stock Incentive Plan, the Board of Directors is permitted to suspend the exercise or vesting of an award if it believes a participant, other than a non-employee director, has engaged in certain acts of misconduct harmful to the Company. If it is determined that one of these acts has been committed by the recipient, no options or stock appreciation rights can be exercised by the participant and the restricted stock or restricted stock unit awards previously granted to the participant will be terminated. In addition, if the Board of Directors determines that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate the Company's financial statements, the executive officer will be required to repay proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.
Anti-Hedging/Anti-Pledging Policy
The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company's common stock.
Change In Control and Severance Agreements
The Company has entered into an employment agreement containing change in control and severance provisions with Mr. Konidaris in connection with his appointment as CEO of the Company. The Company also has change in control severance agreements in place for Messrs. DeBakker and Oldham entered into in 2006 and 2008 respectively. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company.
The terms of the change in control severance agreements for these executive officers were established by the Committee to provide what it believes to be reasonable payments and benefits in the event of termination of employment following a change in control of the Company. These agreements include gross-up provisions in the event the change in control payment triggers excise tax. At the time these agreements were entered into, the Committee believed that the gross-up provision was fair to executives in that it ensures the excise tax neither undoes the intended economic goals of the severance arrangement nor results in worse outcome for those executives who have deferred the exercise of options as compared to those who have exercised prior to a change of control. It was also viewed as an incentive for executives to stay through any transaction. See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.
Deferred Compensation Plan
Executives can generally elect to defer receipt of up to 50% of their base salary and 100% of their cash incentive compensation. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination of employment, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for five or 10 years, as elected by the executive. The Company sets aside deferred cash amounts in a grantor trust to cover the Company's obligation to pay deferred compensation.
Directors of the Board, Executive officers and other eligible employees may defer payment of restricted stock unit awards granted to them by the Company. Issuance of shares of common stock is under the same terms as cash amounts.
The deferred compensation plan is offered to executives to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) retirement plan. The Company offers the deferred compensation plan as a competitive practice to enable it to attract and retain top talent.
Other Benefits
The Company's executive officers are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees. The Company has a match to its 401(k) retirement plan, subject to Company profitability, on a quarterly basis. Because the Company was profitable in the second and third quarters but not the first and fourth quarters, the Company match was provided to employees who made contributions during those two quarters of fiscal 2013. The Company does not provide any other perquisites to its executive officers.
Deductibility of Compensation
It is the Company's policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of its three other most highly compensated executive officers, other than its chief financial officer, may be limited to the extent that such compensation exceeds $1.0 million in any taxable year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).
In recent years, compensation paid to the Company's chief executive officer and its other most highly-compensated executive officers has been fully deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company's executives may exceed $1.0 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company's executive officers have been granted time-based restricted stock units that will vest over the next several years and some of the Company's executive officers have been granted inducement stock options outside of shareholder approved plans in connection with their hire. These awards will not qualify as “performance-based compensation.” The Company believes that all of the stock options, stock appreciation rights and performance-based restricted stock units granted to its executives under its shareholder approved plans should qualify under Section 162(m) as performance-based compensation. The Committee may, from time to time, award compensation that will not be deductible for purposes of Section 162(m) if determined to be in the best interests of the Company and its stockholders.
Fiscal Year 2014 - The Year Ahead
The Company expects to continue to operate under difficult business conditions throughout fiscal 2014. The Committee evaluated compensation for fiscal 2014 with a strong focus on reward and recognition for good performance as well as retention of key executive officers. With this in mind, the Committee determined that the named executive officers will receive base salary increases for fiscal 2014 ranging from 2% to 6%. Mr. Konidaris' base salary will be $590,000 for fiscal 2014. The target bonus for Mr. Konidaris for fiscal 2014 is 100% and between 60% and 70% for the other named executive officers.

EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation paid to the following officers for services provided to the Company, as well as the aggregate grant date fair value of all equity awards granted in fiscal years 2013, 2012 and 2011:

•	The Company’s chief executive officer;

•	The Company’s chief financial officer; and

•	The three other individuals who were serving as executive officers of the Company at the end of fiscal year 2013.
The above individuals are referred to hereafter as the “named executive officers.”
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Nicholas Konidaris	2013	$570,000		$829,917	(6)(7)	$—	$240,016	$542,443	$2,182,376
President and Chief Executive Officer	2012	$565,667	—	$1,243,632	(8)(9)	$555,654	$188,039	$25,174	$2,578,166
	2011	$540,833	—	$1,098,000	(10)	$446,414	$891,888	$1,838	$2,978,973

Paul Oldham	2013	$329,167		$221,940	(11)(12)	$—	$160,969	$202,028	$914,104
Vice President Administration, Chief Financial Officer and Corporate Secretary	2012	$323,333	—	$351,811	(8)(13)	$156,278	$67,742	$10,361	$909,525
	2011	$312,500	—	$395,280	(14)	$116,754	$357,547	$1,838	$1,183,919

Robert DeBakker	2013	$271,667		$119,896	(15)(16)	$—	$114,931	$125,230	$631,724
Vice President of Worldwide Operations	2012	$263,667	—	$159,696	(8)(17)	$69,457	$48,457	$8,443	$549,720
	2011	$255,833	—	$263,520	(18)	$75,547	$253,567	$1,838	$850,305

Kerry Mustoe	2013	$202,167		$77,406	(19)(20)	$—	$83,551	$114,768	$477,892
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2012	$196,667	—	$157,085	(8)(21)	$69,457	$35,105	$7,273	$465,587
	2011	$189,167	—	$248,880	(22)	$68,679	$186,333	$1,425	$694,484

Bing-Fai Wong	2013	$247,500		$133,796	(23)(24)	$—	$99,495	$121,681	$602,472
Vice President of Customer Operations	2012	$232,500	—	$234,976	(8)(25)	$104,185	$37,456	$6,884	$616,001
	2011	$217,500	—	$263,520	(26)	$75,547	$217,831	$1,650	$776,048

(1)
The Company’s fiscal year consists of the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year 2013 are to the 52-week period ended March 30, 2013; references to fiscal year 2012 are to the 52-week period ended March 31, 2012; and references to fiscal year 2011 are to the 52-week period ended April 2, 2011.

(2)
Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(3)
Represents the aggregate grant date fair value of option and stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of options and stock appreciation rights is estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair value of options and stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013. In all fiscal years presented, stock appreciation rights were issued in lieu of options and are explained in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

(4)	Represents payments under the Company’s annual cash incentive plan.

(5)
Except as otherwise indicated, represents the value of dividend equivalent units issued pursuant to the Company’s restricted stock unit awards and 401(k) retirement plan matching contributions made by the Company. The Company suspended the 401(k) retirement plan match effective March 1, 2009 and reinstated it effective January 1, 2011 on a quarterly basis, subject to Company profitability.

(6)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2013 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $1,395,480.

(7)
Includes $23,717 in grant date fair value for the additional 5.4% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2011 based on actual performance and which vested at the end of fiscal year 2013.

(8)	Represents the aggregate grant date fair value of time-based restricted stock unit awards only; no performance-based restricted stock awards were granted in fiscal year 2012.

(9)
Includes $39,152 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.

(10)
Includes $439,200 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $1,229,760.

(11)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2013 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $360,900.

(12)
Includes $13,440 in grant date fair value for the additional 5.4% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2011 based on actual performance and which vested at the end of fiscal year 2013.

(13)
Includes $13,051 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.

(14)
Includes $248,880 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $696,864.

(15)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2013 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $192,480.

(16)
Includes $8,696 in grant date fair value for the additional 5.4% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2011 based on actual performance and which vested at the end of fiscal year 2013.

(17)
Includes $9,136 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.

(18)
Includes $161,040 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $450,912.

(19)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2013 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $120,300.

(20)
Includes $7,906 in grant date fair value for the additional 5.4% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2011 based on actual performance and which vested at the end of fiscal year 2013.

(21)
Includes $6,525 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.

(22)
Includes $146,400 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $409,920.

(23)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2013 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $216,540.

(24)
Includes $8,696 in grant date fair value for the additional 5.4% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2011 based on actual performance and which vested at the end of fiscal year 2013.

(25)
Includes $9,136 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.

(26)
Includes $161,040 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $450,912.

FISCAL YEAR 2013 GRANTS OF PLAN-BASED AWARDS
The following table contains information concerning fiscal year 2013 incentive opportunities for the named executive officers and the restricted stock units granted to the named executive officers in fiscal year 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas Konidaris	—	$1,163	$342,000		$684,000	—	—	—	—		—	—	—
	5/10/12	—	—		—	—	—	—	58,000	(3)	—	—	$806,200
	8/8/12	—	—		—	50,267	58,000	116,000	—		—	—	—
Paul Oldham	—	$783	$230,417		$460,834	—	—	—	—		—	—	—
	5/10/12	—	—		—	—	—	—	15,000	(3)	—	—	$208,500
	8/8/12	—	—		—	13,000	15,000	30,000	—		—	—	—
Robert DeBakker	—	$554	$163,000	321,200	$326,000	—	—	—	—		—	—	—
	5/10/12	—	—		—	—	—	—	8,000	(3)	—	—	$111,200
	8/8/12	—	—		—	6,933	8,000	16,000	—		—	—	—
Kerry Mustoe	—	$412	$121,300		$242,600	—	—	—	—		—	—	—
	5/10/12	—	—		—	—	—	—	5,000	(3)	—	—	$69,500
	8/8/12	—	—		—	4,333	5,000	10,000	—		—	—	—
Bing-Fai Wong	—	$505	$148,500		$297,000	—	—	—	—		—	—	—
	5/10/12	—	—		—	—	—	—	9,000	(3)	—	—	$125,100
	8/8/12	—	—		—	7,800	9,000	18,000	—		—	—	—

(1)
Represents the incentive for fiscal year 2013 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal year 2013 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)
Represents performance-based restricted stock unit awards (PRSUs). Vesting under these awards is based on two performance goals. Vesting of one-third of the restricted stock units awarded is based on the Company's sales in fiscal 2014 as compared to the Company’s 2013 strategic plan and two-thirds vest based on the Company’s sales in fiscal 2015 as compared to the Company’s 2013 strategic plan. Of the PRSUs vesting based on fiscal 2014 sales, 100% vest on attainment of plan, with additional vesting in 20% increments for each 10% increment in sales above that amount, up to a maximum of 200% vesting. For sales below plan, 90% vest on sales of 90% of plan and 95% vest on sales of 95% of plan. There is no vesting if sales are below 90% of plan. Of the PRSUs vesting based on fiscal 2015 sales, 100% vest on attainment of plan, with additional vesting in 20% increments for each 10% increment in sales above that amount, up to a maximum of 200% vesting. For sales below plan, 85% vest on sales of 85% of plan and 92.5% vest on sales of 92.5% of plan. There is no vesting if sales are below 85% of plan. The Company currently estimates both fiscal 2014 and 2015 targets will not be attained and has reflected a 0% attainment as the grant date fair value.

(3)	Represents restricted stock units granted on May 10, 2012 that vest 100% on May 10, 2015, subject to employment criteria.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2013
The following table sets forth the information concerning outstanding options (which includes stock appreciation rights) and unvested restricted stock units held by the named executive officers at March 30, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Nicholas Konidaris	420,000	(3)	—		—	$24.91	1/7/2014	31,112	(12)	$343,788	64,165	(17)	$709,023
	40,000	(4)	—		—	$24.70	7/13/2014	18,667	(13)	$206,270	—		—
	100,000	(5)	—		—	$18.62	7/21/2015	37,335	(14)	$412,552	—		—
	70,000	(6)	—		—	$19.20	5/24/2016	79,648	(15)	$880,110	—		—
	40,000	(7)	—		—	$21.86	7/25/2017	71,800	(16)	$793,390	—		—
	40,000	(8)	—		—	$15.78	5/14/2018	—		—	—		—
	112,500	(9)	37,500	(9)	—	$7.26	5/13/2019	—		—	—		—
	32,500	(10)	32,500	(10)	—	$13.84	5/12/2020	—		—	—		—
	16,000	(11)	48,000	(11)	—	$18.02	5/11/2021	—		—	—		—
Paul Oldham	80,000	(18)	—		—	$18.11	1/6/2018	14,934	(19)	$165,021	16,594	(17)	$183,364
	15,000	(8)	—		—	$15.78	5/14/2018	12,445	(12)	$137,517	—		—
	67,500	(9)	22,500	(9)	—	$7.26	5/13/2019	6,222	(13)	$68,753	—		—
	8,500	(10)	8,500	(10)	—	$13.84	5/12/2020	6,222	(14)	$68,753	—		—
	4,500	(11)	13,500	(11)	—	$18.02	5/11/2021	22,401	(15)	$247,531	—		—
	—		—		—	—	—	18,568	(16)	$205,176	—		—
Robert DeBakker	50,000	(20)	—		—	$16.52	9/26/2014	9,956	(19)	$110,014	8,850	(17)	$97,793
	38,000	(21)	—		—	$19.04	7/20/2015	9,956	(12)	$110,014	—		—
	35,000	(6)	—		—	$19.20	5/24/2016	2,489	(13)	$27,503	—		—
	14,000	(22)	—		—	$22.03	7/24/2017	6,222	(14)	$68,753	—		—
	12,000	(8)	—		—	$15.78	5/14/2018	9,956	(15)	$110,014	—		—
	37,500	(9)	12,500	(9)	—	$7.26	5/13/2019	9,903	(16)	$109,428	—		—
	5,500	(10)	5,500	(10)	—	$13.84	5/12/2020	—		—	—		—
	2,000	(11)	6,000	(11)	—	$18.02	5/11/2021	—		—	—		—
Kerry Mustoe	7,500	(23)	—		—	$19.36	9/1/2013	7,467	(19)	$82,510	5,531	(17)	$61,118
	8,000	(24)	—		—	$24.20	11/12/2013	4,978	(19)	$55,007	—		—
	9,000	(25)	—		—	$16.12	4/19/2015	7,467	(12)	$82,510	—		—
	15,000	(21)	—		—	$19.04	7/20/2015	2,489	(13)	$27,503	—		—
	20,000	(6)	—		—	$19.20	5/24/2016	6,222	(14)	$68,753	—		—
	10,000	(22)	—		—	$22.03	7/24/2017	9,956	(15)	$110,014	—		—
	8,000	(8)	—		—	$15.78	5/14/2018	6,189	(16)	$68,388	—		—
	26,250	(9)	8,750	(9)	—	$7.26	5/13/2019	—		—	—		—
	5,000	(10)	5,000	(10)	—	$13.84	5/12/2020	—		—	—		—
	2,000	(11)	6,000	(11)	—	$18.02	5/11/2021	—		—	—		—

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bing-Fai Wong	10,000	(24)	—		—	$24.20	11/12/2013	2,489	(13)	$27,503	9,956	(17)	$110,014
	26,000	(21)	—		—	$19.04	7/20/2015	6,222	(14)	$68,753	—		—
	8,667	(6)	—		—	$19.20	5/24/2016	14,934	(15)	$165,021	—		—
	3,250	(8)	—		—	$15.78	5/14/2018	11,141	(16)	$123,108	—		—
	30,000	(9)	10,000	(9)	—	$7.26	5/13/2019	—		—	—		—
	5,500	(10)	5,500	(10)	—	$13.84	5/12/2020	—		—	—		—
	3,000	(11)	9,000	(11)	—	$18.02	5/11/2021	—		—	—		—

(1)
The reported option exercise prices reflect an adjustment to outstanding option and SOSAR grants as provided for under the company's 2004 Stock Incentive Plan resulting from the company's issuance of a special one-time dividend of $2.00 per share, paid on December 27, 2012 to shareholders of record as of the close of business on December 13, 2012.  As approved by the Compensation Committee of the Board of Directors of the Company, the option exercise prices of all outstanding awards were adjusted downward on January 30, 2013 to preserve their value. For options with an exercise price of $11.70 or less, the exercise price was reduced by .8786. For options with an exercise price greater than $11.70, the exercise price was reduced by $0.80.

(2)	Based on closing stock price on March 30, 2013 of $11.05.

(3)
Option granted on January 7, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective August 26, 2005, the vesting of the option was accelerated to be 100% vested on August 26, 2005; however, sale was restricted to the original vesting schedule.

(4)
Option granted on July 13, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective January 25, 2005, the vesting of the option was accelerated to be 100% vested on January 25, 2005; however, sale was restricted to the original vesting schedule.

(5)	Option granted on July 21, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(6)
Option granted on May 24, 2006 and became 100% vested on May 26, 2006. The shares underlying the option were subject to sale restrictions that lapsed as to one-third of the shares on each of the first three anniversaries of the grant date.

(7)	Option granted on July 26, 2007 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(8)	Option granted on May 15, 2008 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(9)	Stock-settled stock appreciation right granted on May 14, 2009 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(10)	Stock-settled stock appreciation right granted on May 13, 2010 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(11)	Stock-settled stock appreciation right granted on May 12, 2011 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(12)
Restricted stock units granted on May 14, 2009 and vest 100% on May 14, 2014, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(13)
Restricted stock units granted on May 13, 2010 and vest 100% on May 13, 2013, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(14)
Restricted stock units granted on May 13, 2010 and vest 100% on May 13, 2015, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(15)
Restricted stock units granted on May 12, 2011 and vest 100% on May 12, 2014, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(16)
Restricted stock units granted on May 10, 2012 and vest 100% on May 10, 2015, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(17)
Performance-based restricted stock units granted on August 8, 2012 and cliff vest at the end of fiscal year 2015 subject to employment criteria and based on levels of performance achieved as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares will be determined upon completion of the Company’s fiscal year 2015 audit and will be confirmed by the Company’s Compensation Committee in May 2015. The number of unvested shares is calculated at the 90% threshold performance level and includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(18)	Option granted on January 7, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(19)
Restricted stock units granted on May 15, 2008 and vest 100% on May 15, 2013, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s dividend payment dates pursuant to the terms of the Company’s restricted stock unit awards.

(20)	Option granted on September 27, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(21)	Option granted on July 20, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(22)	Option granted on July 25, 2007 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(23)	Option granted on September 2, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(24)
Option granted on November 13, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.

(25)	Option granted on April 20, 2005 and became 100% vested on April 20, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013
The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized ($)
Nicholas Konidaris	—	—	109,351	(1)	$1,292,009
Paul Oldham	—	—	27,299	(2)	$317,233
Robert DeBakker	—	—	24,428	(3)	$272,832
Kerry Mustoe	—	—	20,617	(4)	$234,710
Bing-Fai Wong	—	—	18,528	(5)	$216,496

(1)
Includes 31,620 performance-based restricted stock units and 7,731 dividend equivalents which cliff vested at the end of fiscal year 2013 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 22, 2013, at which point shares were issued.

(2)
Includes 17,918 performance-based restricted stock units and 4,381 dividend equivalents which cliff vested at the end of fiscal year 2013 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 22, 2013, at which point shares were issued.

(3)
Includes 11,594 performance-based restricted stock units and 2,834 dividend equivalents which cliff vested at the end of fiscal year 2013 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 22, 2013, at which point shares were issued.

(4)
Includes 10,540 performance-based restricted stock units and 2,577 dividend equivalents which cliff vested at the end of fiscal year 2013 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 22, 2013, at which point shares were issued.

(5)
Includes 11,594 performance-based restricted stock units and 2,834 dividend equivalents which cliff vested at the end of fiscal year 2013 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 22, 2013, at which point shares were issued. In addition, ten percent of the 3,500 restricted stock units that cliff vested in May 2012, or 350 shares, were deferred under the Company’s deferred compensation plan.

FISCAL YEAR 2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2013		Registrant Contributions in Fiscal Year 2013	Aggregate Earnings in Fiscal Year 2013		Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/30/13
	($)		($)	($)		($)	($)
Nicholas Konidaris	$94,019	(1)	—	$125,536	(3)	—	$1,344,932	(4)
Paul Oldham	—		—	—		—	—
Robert DeBakker	—		—	—		—	—
Kerry Mustoe	$49,865	(5)	—	$15,876	(3)	—	$223,634	(4)
Bing-Fai Wong	$52,654	(2)	—	$17,600	(3)	—	$245,492	(4)

(1)	$94,019 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2012.

(2)
$7,491 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2012, $14,163 included as part of stock awards compensation in the Summary Compensation Table for fiscal year 2013 and the remainder is included as part of reported salary in the Summary Compensation Table for fiscal year 2013.

(3)	These amounts are not included in the Summary Compensation Table for fiscal year 2013 because plan earnings were not preferential or above market.

(4)	Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.

(5)	$24,574 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2012.
Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Officers and other eligible employees may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION
Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options (which includes stock appreciation rights) or other compensation plan grants and awards at March 30, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,088,804	(1)(2)	$15.76	3,590,012 (3)
Equity compensation plans not approved by security holders	150,000	(4)	$17.95	—
Total	4,238,804		$15.84	3,590,012

(1)
Consists of restricted stock unit grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan and the following plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan and (iii) the 1996 Stock Incentive Plan.

(2)
Includes 1,082,089 restricted stock units and 243,541 dividend equivalents which will vest only if specific performance or service measures are met. Also includes 112,000 performance-based restricted stock units and 27,385 dividend equivalents with a performance measurement date of March 30, 2013 which were pending final issuance until the final performance measurement had been approved in the first quarter of fiscal year 2014. The final performance measurement was determined by the Compensation Committee on May 22, 2013, and as a result, an additional 6,048 performance-based restricted stock units and an additional 1,478 dividend equivalents with a performance measurement date of March 30, 2013 were vested and released.

(3)	Includes 537,505 shares available for issuance under the 1990 Employee Stock Purchase Plan.

(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance and Change in Control Compensation
The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.
The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as Chief Executive Officer of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company’s management, failure to provide a benefit required by his employment agreement or a requirement to relocate outside of Portland, Oregon. The amounts Mr. Konidaris is entitled to vary depending on whether or not the qualifying termination is within 24 months after a change in control.
Under this agreement, a “change in control” includes the following:

•
Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•
The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.
In connection with his employment agreement, Mr. Konidaris entered into an employee confidentiality, non-competition and assignment agreement with the Company under which he agreed not to compete with the Company (other than in the high-volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.
In addition, the Company has entered into change in control severance agreements with Robert DeBakker and Paul Oldham. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control.
Under these agreements, a “change in control” includes the following:

•
Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•
The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.
The table below sets forth the estimated benefits payable to each named executive officer under the following scenarios: (i) change in control of the Company on March 30, 2013, with (a) no termination of employment and (b) original awards or replacement awards continuing to vest per the original terms; (ii) change in control of the Company on March 30, 2013, with (a) no termination of employment and (b) the voting securities of the surviving company not listed on a national securities exchange or no replacement awards issued; (iii) change in control of the Company on March 30, 2013, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on March 30, 2013; and (iv) no change in control of the Company, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on March 30, 2013.
In May 2011, the Company modified the terms under which new grants of stock options, stock appreciation rights and restricted stock unit awards are made. Under the terms governing awards made prior to this time, the unvested portion of any such award immediately vests upon a change of control with no termination of the holder’s employment if the Company’s common stock ceases to be exchange listed or if no replacement award is issued. Under the same circumstances, the terms of the more recent awards provide that the Company’s board of directors may elect to convert the awards into replacement awards of the surviving or acquiring corporation, convert the awards into a cash payment obligation of the surviving or acquiring corporation, or cause all unvested awards to immediately vest.
Accordingly, under the second scenario below (change in control of the Company on March 30, 2013, with (a) no termination of employment and (b) the voting securities of the surviving company not listed on a national securities exchange or no replacement awards issued), the pre-May 2011 awards will immediately vest. Under the same scenario, the later awards will vest only if the Company’s board of directors so elects. For purposes of the second scenario below, the figures are calculated under the assumption that such an election is made, which leads to a higher overall estimated benefit payable for each executive officer than if the Company’s board of directors were to elect to convert such awards into replacement awards or into a cash payment obligation.

	Compensation				Benefits and Perquisites	280G Gross-up Payment	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (1)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
1. Change in control – no employment termination and replacement award issued or original award continues vesting
Nicholas Konidaris (2)	—	—	—	—	—	—	—
Paul Oldham (3)	—	$231,000	—	—	—	—	$231,000
Robert DeBakker (3)	—	$163,800	—	—	—	—	$163,800
Kerry Mustoe (4)	—	—	—	—	—	—	—
Bing-Fai Wong (4)	—	—	—	—	—	—	—
2. Change in control – no employment termination and common stock ceases to be exchange listed or no replacement award issued
Nicholas Konidaris (2)	—	—	$142,125	$3,423,954	—	—	$3,566,079
Paul Oldham (3)	—	$231,000	$85,275	$1,096,525	—	—	$1,412,800
Robert DeBakker (3)	—	$163,800	$47,375	$644,405	—	—	$855,580
Kerry Mustoe (4)	—	—	$33,163	$562,619	—	—	$595,782
Bing-Fai Wong (4)	—	—	$37,900	$506,645	—	—	$544,545
3. Change in control – involuntary termination without cause or termination with good reason
Nicholas Konidaris (2)	$1,140,000	$684,000	$142,125	$3,423,954	—	—	$5,390,079
Paul Oldham (3)	$330,000	$231,000	$85,275	$1,096,525	$16,223	—	$1,759,023
Robert DeBakker (3)	$273,000	$163,800	$47,375	$644,405	$16,223	—	$1,144,803
Kerry Mustoe (4)	—	—	$33,163	$562,619	—	—	$595,782
Bing-Fai Wong (4)	—	—	$37,900	$506,645	—	—	$544,545
4. No change in control – involuntary termination without cause or termination with good reason
Nicholas Konidaris (2)	$570,000	$240,016	—	$2,578,312	—	—	$3,388,328
Paul Oldham (3)	—	—	—	$368,856	—	—	$368,856
Robert DeBakker (3)	—	—	—	$255,632	—	—	$255,632
Kerry Mustoe (4)	—	—	—	$261,133	—	—	$261,133
Bing-Fai Wong (4)	—	—	—	$64,939	—	—	$64,939

(1)	This column records the value of accelerated stock options, which includes stock appreciation rights.

(2)	Nicholas Konidaris

a.
Base Salary: Upon termination by executive without good reason or by the Company for cause regardless of whether a change in control has occurred, only the base salary earned, and payable through the effective date of termination is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary then in effect is due. This payment is subject to certain limitations on amounts payable within the first six months after termination. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, one times the annual base salary in effect immediately prior to the time of termination is payable in equal installments coinciding with the Company’s normal pay practices over 12 months, subject to certain limitations on amounts payable within the first six months after termination. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his employee confidentiality, non-competition and assignment agreement.

b.
Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due. This payment is subject to certain limitations on amounts payable within the first six months after termination. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, the pro rata portion of the bonus that would have been earned by Executive for the year in which the termination occurs is payable.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 30, 2013 of $11.05 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.
Upon a change of control with no termination, all options will continue to vest per the original terms, if the stock continues to be listed for trading.  If the stock ceases to be listed for trading and replacement options are issued, they will have the same terms as the original options.

2.
Upon a change of control with no termination, all options will immediately vest if the stock ceases to be listed for trading and no replacement options are issued, and with respect to options issued in May 2011 or thereafter, if the board of directors so elects.

3.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest and will continue to be exercisable for three years following termination, provided that none shall be exercisable after their expiration date under the original terms of the grant.

4.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, pursuant to Mr. Konidaris’ employment contract and subject to the original expiration date of the award, options will continue to vest for two years following the date of termination and will continue to be exercisable for three years following the date of termination.

ii.	Restricted Stock Unit Awards

1.
Upon a change of control with no termination, all awards will continue to vest per the original terms, if the stock continues to be listed for trading.  If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards.

2.
Upon a change of control with no termination, all awards will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued, and with respect to awards issued in May 2011 or thereafter, if the board of directors so elects. In the case of performance-based restricted stock units, the units will vest based on the greater of target or actual performance, regardless of whether the acquirer’s stock is listed for trading. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, pursuant to Mr. Konidaris’ employment contract:

a.
with respect to time-based restricted stock unit awards, on the date of termination, a number of restricted stock units vest equal to (i) the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is two years or less following the date of termination or (ii) a portion of the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is more than two years following the date of termination, determined by multiplying the total number of shares issuable under the award by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months from the grant date to the date payment is required under the original award, less any shares previously delivered under the award; and

b.
with respect to (i) performance-based restricted stock unit awards with a performance period that extends beyond the second anniversary of the date of termination, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award will be determined by multiplying the total number of shares Mr. Konidaris would have been entitled to receive had he remained employed for the entire performance period multiplied by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months in the performance period under the award, and (ii) all other performance-based restricted stock unit awards, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award is equal to the total number of shares Mr. Konidaris would have been entitled to receive had he remained employed for the entire performance period.

c.
Tax Gross-Up: If payments made to executive in connection with a change of control as defined under Section 280G of the Internal Revenue Code, including vesting of equity-based awards, would subject executive to excise tax under Section 4999 of the Internal Revenue Code, then executive will receive an additional amount so that, after payment of all taxes, executive will receive the same amount he would have received had the underlying payments not been subject to excise tax.

(3)	Other Named Executive Officers with Change in Control Agreements

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.

b.
Cash Bonus: Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 30, 2013 of $11.05 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.
Upon a change in control with no termination, all options will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement options are issued, they will have the same terms as the original options.

2.
Upon a change of control with no termination, all options will immediately vest if the stock ceases to be listed for trading and no replacement options are issued, and with respect to options issued in May 2011 or thereafter, if the board of directors so elects.

3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest.

4.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.
Upon a change in control with no termination, all awards will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards.

2.
Upon a change of control with no termination, all awards will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued, and with respect to awards issued in May 2011 or thereafter, if the board of directors so elects. In the case of performance-based restricted stock units, the units will vest based on the greater of target or actual performance, regardless of whether the acquirer’s stock is listed for trading. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

4.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, (i) all pre-May 2011 awards will immediately vest by a pro rata percentage and (ii) awards granted beginning in May 2011 will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change of control has occurred, all awards will immediately vest by a pro rata percentage.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.

e.
Tax Gross-Up: If payments made to executive in connection with a change of control as defined under Section 280G of the Internal Revenue Code, including vesting of equity-based awards, would subject executive to excise tax under Section 4999 of the Internal Revenue Code, then executive will receive an additional amount so that, after payment of all taxes, executive will receive the same amount he would have received had the underlying payments not been subject to excise tax.

(4)	Other Named Executive Officers without a Change in Control Agreement

i.	Equity-based awards: Amounts in the table are based on the closing stock price on March 30, 2013 of $11.05 and the number of stock options or restricted stock units for which vesting is accelerated.

ii.	Stock option (includes stock appreciation rights) agreements contain the same provisions as described in Footnote 3.c.i above.

iii.	Restricted stock unit agreements contain the same provisions as described in Footnote 3.c.ii above.

Other Benefits Triggered upon Termination due to Death, Disability or Retirement
At fiscal year-end 2013, the named executive officers held outstanding options (including stock appreciation rights) and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option and stock appreciation rights agreements governing all options and stock appreciation rights provide that if an optionee’s employment terminates because of death or total disability, the option may be exercised at any time before the expiration date of the award or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, total disability or normal retirement.
The following table shows the values of the restricted stock units, stock options and stock appreciation rights that would have accelerated vesting if the named executive officer’s employment had terminated as of March 30, 2013 due to death, disability or retirement.

Named Executive Officer	Death or Disability (1)	Retirement (1)
Nicholas Konidaris	$1,450,414	$2,551,324	(2)
Paul Oldham	$577,123	—
Robert DeBakker	$353,261	—
Kerry Mustoe	$347,363	—
Bing-Fai Wong	$199,984	—

(1)	Amounts in this column represent the number of restricted stock unit shares with accelerated vesting, multiplied by the closing market price of the Company’s common stock on March 30, 2013 of $11.05.

(2)
Includes $39,479 of accelerated vesting of options and stock appreciation rights due to retirement provisions in Mr. Konidaris’ equity and employment agreements. Because Mr. Konidaris is the only named executive officer eligible for normal retirement, the value of the accelerated vesting triggered by normal retirement as to all other named executive officers is equal to zero.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 30, 2013 and the Company’s proxy statement for the 2013 annual meeting.
By the Compensation Committee:
Barry L. Harmon, Chairman
Edward C. Grady
Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consisted of directors Barry L. Harmon (Chairman), Edward C. Grady and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company except for Barry L. Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004 and as Senior Vice President and Chief Financial Officer from 1992 to 1999.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A current copy of the Audit Committee Charter is available on the Company’s website at www.esi.com.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.
In connection with the Company’s audited financial statements for the fiscal year ended March 30, 2013, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.
Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Robert R. Walker, Chairman
Frederick A. Ball
Richard J. Faubert

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal year 2013 and fiscal year 2012 by KPMG LLP, the Company’s principal accounting firm.

	2013	2012
Audit Fees (1)	$586,938	$602,400
Tax Fees (2)	$61,000	$21,000
Totals	$647,938	$623,400

(1)
Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.

(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.
All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
KPMG LLP audited the Company’s financial statements for the fiscal year ended March 30, 2013 and has been appointed to audit the Company’s financial statements for the fiscal year ending March 29, 2014. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.
This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ESI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require that we ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers. This shareholder vote on executive compensation is advisory only, and is not binding on the Company, our Board of Directors or the Compensation Committee.
As discussed in more detail in the “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, motivate and retain talented executive officers; to motivate progress toward achieving pre-established corporate financial objectives and individual operational objectives, while balancing rewards for short-term and long-term performance; and to align the interests of our executive officers with those of shareholders. Executive compensation for all executive officers is benchmarked against similarly-situated executive officers at peer group companies, and reviewed annually. We believe that the 2013 fiscal year compensation of our named executive officers was appropriate and aligned with the Company’s 2013 fiscal year results.
Accordingly, we are asking our shareholders to approve the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”
This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2013 fiscal year.
OTHER MATTERS
Directions to Annual Meeting
The Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
Shareholder Proposals in the Company’s Proxy Statement
Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2014 annual meeting of shareholders must submit the proposals for receipt by the Company not later than March 5, 2014.
Shareholder Proposals not in the Company’s Proxy Statement
Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2014 Annual Meeting of Shareholders to be held on August 7, 2014.
Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Shareholder Nominations for Directors
Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. To be eligible to be a nominee for election as a director of the Company, any nominee proposed by a shareholder must deliver the items specified in the Company’s bylaws. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.
Transaction of Other Business
Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.
By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary
Portland, Oregon
July 3, 2013

ELECTRO SCIENTIFIC INDUSTRIES, INC.
13900 NW SCIENCE PARK DRIVE
PORTLAND, OR 97229-5497

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME		SHARES
THE COMPANY NAME INC. - COMMON		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following for election for three year term:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Frederick A. Ball 02 Nicholas Konidaris 03 Robert R. Walker

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000181967_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

ELECTRO SCIENTIFIC INDUSTRIES, INC.
Annual Meeting of Shareholders
August 8, 2013 2:30 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Nicholas Konidaris and Paul Oldham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:30 PM PDT on 8/8/2013, at ESI's offices, 13900 NW Science Park Drive, Portland, Oregon, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000181967_2 R1.0.0.51160